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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF RUDNICK & WOLFE]


                                 JUNE 3, 1997

The Board of Directors
Kuhlman Corporation
3 Skidaway Village Square
Savannah, Georgia 31411

Dear Sirs:


     We have examined the registration statement filed with the Securities and Exchange Commission on May 29, 1997 (Registration Statement No. 333-28011) and all amendments thereto filed on or before the date of this opinion for registration under the Securities Act of 1933, as amended, of 2,500,000 shares of common stock, par value $1.00 per share, of Kuhlman Corporation (the "Company"), including 150,000 shares which may be sold pursuant to the over-allotment option. We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of shares by the Company. We have also made such other examinations and reviewed such other opinions of counsel as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the 2,500,000 shares of common stock to be offered by the Company have been duly authorized, and, when issued and paid for on the basis referred to in the aforementioned registration statement, such shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the prospectus under the caption "Legal Matters."

                                         Very truly yours,

                                         RUDNICK & WOLFE

                                         By: /s/ Dorian R. Williams
                                                 Dorian R. Williams, a partner

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